SEVERANCE AGREEMENT

This Severance Agreement is entered into this 15th day of April, 2009 by and among Westell Technologies, Inc., a Delaware corporation and Westell, Inc., an Illinois corporation (collectively, “the Company”) and Amy T. Forster (“Executive”).

RECITALS

A.

The Company desires to retain Executive and recognizes the valuable services the Executive has rendered and is expected to render in the future, and desires assurance the Executive will provide her active participation in the business of the Company; and

B.	The Executive wishes to be continue to serve the Company but desires the assurances and benefits provided by this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Company and the Executive hereby agree as follows:

1.         Termination by Company with Severance Pay and Severance Benefits. The Company may at any time terminate Executive’s employment without Cause or reason, by delivery to Executive of a termination notice. Upon a termination of employment by the Company without Cause prior to the third anniversary of the date hereof that constitutes a separation from service (as defined in Section 409A of the Internal Revenue Code and the regulations and administrative guidance issued thereunder (collectively “Section 409A”)), Executive shall be entitled to Severance Pay and Severance Benefits upon execution (within 30 days from the date of such termination) and effectiveness of a general release of the Company and its affiliates in the form attached as Exhibit A hereto and the expiration of any revocation period thereunder without revocation.

Such Severance Pay and Severance Benefits are in lieu of and not in addition to any post termination payments or benefits to which Executive may otherwise be entitled in accordance with Company policy, practice or any other agreement.

2.         Termination without Severance Pay or Severance Benefits. The Company may at any time terminate the Executive for Cause, effective upon delivery to the Executive of a termination notice. Executive shall not be entitled to Severance Pay or Severance Benefits if the Executive dies or resigns her position , is terminated by the Company for Cause at any time, or is terminated on or after the third anniversary of the date hereof, regardless of reason.

3.         Forfeiture of Severance Pay and Severance Benefits. If Executive shall breach (other than an immaterial and inadvertent breach) any obligation of confidentiality, nondisclosure or nonsolicitation under this or any other written agreement in effect between Executive and the Company or its affiliates, then in addition to any rights the Company has under those agreements to enjoin action and recover damages, the Company shall be released from any further obligation to pay Severance Pay or provide Severance Benefits to the Executive.

4.         No Obligation to Seek Further Employment. Executive shall not be required to seek other employment, nor shall the amount of any Severance Payment provided hereunder be reduced by any compensation earned by the Executive by virtue of other employment after the date of termination of Executive’s employment with the Company.

5.         Effect on Other Contractual Rights. The provisions of this Agreement, and any payment provided hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive’s existing rights to COBRA benefits or vested benefits under retirement plans of the Company, but except for stock option matters, are provided in lieu of any other termination benefits or severance payment obligations under any policy or practice of the Company now or hereafter in effect..

6.         Confidential Information. Executive acknowledges that the information, observations and data obtained by her during the course of her employment by the Company concerning the affairs of the Company and its affiliates (the “ Company Information”) are confidential and are the property of the Company or its affiliates.. Executive hereby agrees that she shall not disclose to any unauthorized person or use for her own account or for the account of any third party any Company Information without the Company’s written consent, unless and then only to the extent it becomes generally known to and available for use by the public other than as a result of Executive’s acts or failure to act. Executive shall use her best efforts to prevent the unauthorized misuse, espionage, loss or theft of the Company Information. Executive further agrees to deliver to the Company at the termination of her employment, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to Company that Executive may then possess or have under her control.

7.         No Solicitation. Whether or not Executive is entitled to Severance Pay or Severance Benefits, Executive shall not, for one year following termination: (a) induce or attempt to induce any person who is employed by the Company in any capacity to leave such person’s position, or in any way interfere with the relationship between the Company and such person, or (b) hire directly or through another entity, in any capacity, any person who was employed by the Company within 12 months prior to termination of Executive’s employment, unless and until such person has been separated from employment with the Company for at least six months.

8.	Definitions:

“Severance Pay”	means an amount equal to nine months base salary at the base salary rate in effect for Executive as of the effective date of the termination, payable in regular installments at the time salary would have been payable (with each payment being treated as a separate payment for purposes of Section 409A); provided, however, that such payments shall be deferred until the six-month anniversary of the date of Executive’s separation from service only to the extent that deferral to such anniversary date is required to comply with the provisions of Section 409A.

“Severance Benefits”

means continued benefits under COBRA for Executive and those of her dependents who were covered dependents as of the effective date of the termination, which the Company shall continue to pay for the Company portion of the required premium or contribution during the period in which the Executive is receiving severance payments from the Company in the amount which the Company was remitting on behalf of the Executive prior to her termination. The Executive shall be required to continue to pay that portion of any premiums or contributions that the Executive was remitting prior to her termination to maintain such benefit (subject to any increases imposed by the benefit plan).

“Cause”

means “Cause” shall mean (i) the failure by Executive to comply with a particular directive or request from the Boards of the Company regarding a matter material to either company, and the failure thereafter by Executive to reasonably address and remedy such noncompliance within thirty (30) days (or such shorter period as shall be reasonable or necessary under the circumstances) following Executive’s receipt of written notice from the Boards confirming Executive’s noncompliance; (ii) the taking of an action by Executive regarding a matter material to the Company, which action Executive knew at the time the action was taken to be specifically contrary to a particular directive or request from the Boards, (iii) the failure by Executive to comply with the written policies of the Company regarding a matter material to the Company, including expenditure authority, and the failure thereafter by Executive to reasonably address and remedy such noncompliance within thirty (30) days (or such shorter period as shall be reasonable or necessary under the circumstances) following Executive’s receipt of written notice from such Board confirming Executive’s noncompliance, but such opportunity to cure shall not apply if the failure is not curable; (iv) Executive’s engaging in willful, reckless or grossly negligent conduct or misconduct which, in the good faith determination of the Boards, is materially injurious to the Company or one or more of their subsidiaries, monetarily or otherwise; (v) the aiding or abetting or knowingly assisting any other person in aiding or betting a competitor or other breach by the Executive of her fiduciary duties to the Company or their subsidiaries for which she serves as officer or director; (vi) a material breach by Executive of her obligations of confidentiality or nondisclosure; (vii) the use or knowing possession by Executive of illegal drugs on the premises of the Company; or (viii) Executive is convicted of, or pleads guilty or no contest to, a felony or a crime involving moral turpitude.

9.         Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested and postage prepaid, addressed, in the case of Executive, to her latest address in the Company records, and in the case of the Company, to the Company’s principal office, provided that all notice to the Company shall be directed to the attention of the Board of Directors with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

10.       Waiver, Amendment and Integration. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement sets forth the complete agreement of the Company with regard to any post termination payment and benefits.

11.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, excluding conflicts of law principles.

12.       No Employment Contract. Nothing in this Agreement shall be deemed to constitute a contract or guaranty of employment or alter the at-will status of Executive’s employment.

13        Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.       Tax Effect. All payments and benefits provided hereunder shall be provided net of applicable withholding.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Westell Technologies, Inc..

By: /s/ Richard Gilbert

Title: Chief Executive Officer

Westell, Inc.

By: /s/ Richard Gilbert

Title: Chief Executive Officer

/s/ Amy T. Forster

Amy T. Forster

EXHIBIT A

GENERAL RELEASE AGREEMENT

This General Release (“Agreement”) is entered into by and between Westell Technologies, Inc. (the “Company”) and Amy T. Forster (the “Executive”) on ______________.

In consideration of the mutual promises set forth below, the Company and Executive agree and covenant as follows:

1.         Executive, hereby resigns from all board seats and officer positions with the Company, its parent and any other and any entity for which she has been so serving at the Company’s request.

2.         Executive hereby on behalf of herself and her heirs, executors, administrators, attorneys, successors and assigns, hereby remises, releases, forever discharges and covenants not to sue the Company, its subsidiaries, and their current and former shareholders, directors, officers, attorneys, agents, employees, successors and assigns (the “Released Parties”), with respect to all claims, suits, demands, actions or causes of action of any kind or nature whatsoever, whether the underlying facts are known or unknown, which Executive has had or now claims, pertaining to or arising out of Executive’s employment by the Company or Executive’s separation from employment with the Company, whether under any local, state or federal common law, statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (including the Older Workers Benefit Protection Act), 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Equal Pay Act, and the Illinois Human Rights Act, and any tort, contract or quasi-contract claims, except as hereinafter stated, or to any Workers’ Compensation Act claim Executive may have.

Nothing herein shall however constitute a release by Executive of her rights under the Severance Agreement dated March ___, 2009 that arise in connection with termination without Cause, nor shall it release the Company from any indemnification obligations it may have under Delaware law or the Company’s certificate of incorporation or bylaws with respect to Executive’s role as an officer or director of the Company from any indemnification obligations it may have under Delaware law or its certificate of incorporation or bylaws with respect to Executive’s role as an officer or director of the Company, or any vested benefits under the Company’s qualified benefit plans.

3.         Subject to the such time constraints and other limitations as may be imposed on Executive by her business and personal commitments and obligations, Executive agrees to cooperate fully in any investigation or other legal proceeding relating to the Company, its subsidiaries or any of their parents or former parents with respect to any matter that arose during her employment with the Company, or that may involve matters within her knowledge. If any claims are asserted by the Company or any of the Released Parties against a third party (or by a third party against the Company or any of the Released

Parties) regarding such a matter, Executive agrees to cooperate fully in the prosecution or defense of such claim by the Company and any of the Released Parties without additional charge other than reimbursement for out of pocket expenses.

4.         Executive represents that Executive has not filed any charges, suits, claims or complaints against the Released Parties and agrees not to do so in the future with respect to any such claims.

5.         Executive understands and expressly acknowledges that she is not releasing or waiving any rights or claims that may arise after the date this Agreement is executed. Executive understands and expressly acknowledges that, in exchange for Executive’s entry into this Agreement, Executive is receiving consideration in addition to anything of value to which Executive is already entitled.

6.         Executive acknowledges that the Company has advised Executive to consult an attorney, at Executive’s expense, with respect to this Agreement. Executive further acknowledges that Executive has twenty-one (21) days from receipt of this Agreement to accept and sign this Agreement and that Executive has seven (7) days to revoke acceptance of this Agreement, including its waiver and release provisions after signing it. Notice of such revocation shall be provided to the attention of the vice president of Human Resources of the Company. Executive further acknowledges that Executive may waive the twenty-one day consideration period by requesting and executing a form for that purpose. The form may be requested from the vice president of Human Resources. This Agreement shall not become effective until the revocation period has expired.

7.         This Agreement is not, and shall not in any way be construed as, an admission by the Company that it has acted wrongfully with respect to Executive.

8.         Executive acknowledges that she has carefully read and fully understands all of the provisions of this Agreement, and that she is knowingly, voluntarily and willfully entering into this Agreement.

9.         Executive acknowledges that in executing this Agreement, Executive has not relied upon any representation by the Company that is not set forth in this Agreement or in the Severance Agreement.

10.       This Agreement shall be construed and enforced pursuant to the substantive laws of the State of Illinois without regard to any state’s conflicts of laws principles.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

Westell Technologies, Inc	Executive

______________________________	____________________________

By:

Title: